EXHIBIT 99

Contact:                        Penny L. Brake

Vice President of Finance

(615) 920-7612

LIFEPOINT HOSPITALS NAMES REED V. TUCKSON, M.D. TO BOARD

Brentwood, Tennessee (April 9, 2014) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that its Board of Directors has elected Reed V. Tuckson, M.D. as a Class II director of the Company, increasing the size of the Board from eight to nine members.  Dr. Tuckson’s initial term expires at the 2016 annual meeting of stockholders.  He will serve on the Board’s Audit and Compliance Committee, Compensation Committee, Corporate Governance and Nominating Committee and Quality Committee.

Dr. Tuckson serves as the managing director of Tuckson Health Connections, LLC, a private health and medical care consulting company.  From December 2006 to March 2013, Dr. Tuckson served as the executive vice president and chief of medical affairs of UnitedHealth Group.  Dr. Tuckson’s prior experience includes service as senior vice president, professional standards, for the American Medical Association, president of the Charles R. Drew University of Medicine and Science, senior vice president for programs of the March of Dimes Birth Defects Foundation and Commissioner of Public Health for the District of Columbia.  Dr. Tuckson serves on the Board of Directors of Cell Therapeutics, Inc., the American Telemedicine Association, Howard University, the Alliance for Health Reform, the Arnold P. Gold Foundation for Humanism in Medicine and the Advisory Committee to the Director of the National Institutes of Health, among others.

In commenting on the appointment, William F. Carpenter III, Chairman and Chief Executive Officer of LifePoint Hospitals, said, “We are pleased that such an accomplished medical professional as Reed has agreed to join our Board.  His wide experience in the healthcare sector, in-depth knowledge of corporate governance and public policy, and significant public company and Board experience will add a valuable perspective, further strengthening our Board.  We welcome him to LifePoint Hospitals, and we look forward to his contributions.”

About LifePoint Hospitals

LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home.  Through its subsidiaries, LifePoint operates 61 hospital campuses in 20 states.  With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves.  More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com.  All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.